EXHIBIT  3.3

                            CERTIFICATE OF AMENDMENT
                        OF CERTIFICATE OF INCORPORATION
                                       OF
                         GALLAGHER RESEARCH CORPORATION


       James  Newcomb  and  David  Caney  certify  that:

1. They are the President and Secretary, respectively, of Gallagher Research Corporation, a Nevada corporation (the "Corporation").

2. The following amendment to the Certificate of Incorporation were adopted by the board of directors and by majority consent of the shareholders of the Corporation in the manner prescribed by applicable law.

3. The FIRST article of the Corporation's Certificate of Incorporation is amended in its entirety to read as follows:

                                                                           FIRST
 .  The  name  of  the  Corporation  is  VIZARIO,  INC.

4. The number of shares of the Corporation outstanding and entitled to vote at the time of the adoption of this amendment was 24,768,000 shares of the Corporation's Common Stock.

5. The foregoing amendment has been duly approved by the required vote of the shareholders in accordance with Section 78.320(2) of the Nevada Revised Statutes. The number of shares voting in favor of this amendment was eighty and three-quarters percent (80.75%), which exceeded the vote required. The undersigned further declare under penalty of perjury under the laws of the States of Nevada that the matters set forth in this certificate are true and correct of their own knowledge.

Dated:  May  24,  2001                         /s/ James  Newcomb
                                               ----------------------------
                                               James  Newcomb,  President

                                               /s/ David  Caney
                                               ----------------------------
                                               David  Caney,  Secretary